Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT
Insight Enterprises, Inc. Completes Acquisition of Calence, LLC
Tempe, Arizona — Tuesday, April 1, 2008 — Insight Enterprises, Inc. (NASDAQ: NSIT) (“Insight” or the “Company”), a leading, global provider of comprehensive technology solutions, today announced it has completed the acquisition of Calence, LLC, one of the nation’s largest independent technology solutions providers specializing in Cisco networking solutions, advanced communications and managed services.
Pursuant to the merger agreement, the Company completed the acquisition for a cash purchase price of $125 million, plus a preliminary working capital adjustment of $4 million, net of cash acquired, subject to final adjustment post-closing. Up to an additional $35 million of purchase price consideration may be due if Calence achieves certain performance targets over the next four years. The Company has also assumed existing debt totaling approximately $7.4 million, of which $7.1 million was repaid by the Company at closing.
The Company also announced today that it has entered into a new five-year $300 million senior revolving credit facility, which will replace its existing $75 million revolver and $52.5 million term loan facilities. The Calence acquisition was funded, in part, using borrowings under the new facility.
“We are very excited about adding all of the Calence teammates and their market leading capabilities in networking solutions, advanced communications and managed services capabilities to the Insight team,” said Rich Fennessy, President and CEO of Insight. “The closing of the acquisition advances our ability to serve as a trusted advisor of technology solutions to our clients and creates opportunities for us to provide more services to more of our clients.”
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Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141

Insight Enterprises, Inc. Completes Acquisition of Calence, LLC, page 2
Founded in 1993 and headquartered in Tempe, Arizona, Calence is a leading provider of Cisco networking solutions in the United States, with strong regional presence in the Southwest, Northwest and Midwest, as well as New York, North Carolina and Texas. This acquisition significantly enhances Insight’s technical capabilities around networking and communications, as well as managed services and security, greatly accelerating Insight’s transformation to a broad-based technology solutions advisor and provider.
Forwarding-Looking Information
Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following, which are discussed in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007:
•	changes in the information technology industry and/or the economic environment;

•	our reliance on partners for product availability, marketing funds, purchasing incentives and competitive products to sell;

•	disruptions in our information technology systems and voice and data networks, including the upgrade to mySAP and the migration of acquired businesses to our information technology systems and voice and data networks;

•	the integration and operation of acquired businesses, including our ability to achieve expected benefits of the acquisitions;

•	actions of our competitors, including manufacturers and publishers of products we sell;

•	the informal inquiry from the Securities and Exchange Commission (“SEC”) and stockholder litigation related to our historical stock option granting practices and the related restatement of our consolidated financial statements;

•	the risks associated with international operations;

•	seasonal changes in demand for sales of software licenses;

•	increased debt and interest expense and lower availability on our financing facilities and changes in the overall capital markets that could increase our borrowing costs and reduce future availability of financing;
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Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141

Insight Enterprises, Inc. Completes Acquisition of Calence, LLC, page 3
•	exposure to currency exchange risks and volatility in the U.S. dollar exchange rate;

•	our dependence on key personnel;

•	risk that purchased goodwill or amortizable intangible assets become impaired;

•	failure to comply with the terms and conditions of our public sector contracts;

•	rapid changes in product standards; and

•	intellectual property infringement claims and challenges to our trademarks and trade names.
Additionally, there may be other risks that are otherwise described from time to time in the reports that we file with the SEC.
About Insight
Insight Enterprises, Inc. (“Insight” or the “Company”) is a leading provider of brand-name information technology (“IT”) hardware, software and services to large enterprises, small- to medium-sized businesses and public sector institutions in North America, Europe, the Middle East, Africa and Asia-Pacific. The Company has approximately more than 4,500 teammates worldwide and generated sales of $4.8 billion for its most recent fiscal year, which ended December 31, 2007. Insight is ranked number 543 on Fortune Magazine’s 2007 ‘Fortune 1000’ list. For more information, please call (480) 902-1001 in the United States or visit www.insight.com.

Investor Inquiries:	Media Inquiries:
Helen Johnson	Catherine Eckstein
Senior VP, Treasurer and Investor Relations	Chief Marketing Officer
Tel. 480-333-3234	Tel. 480-333-3112
E-mail helen.johnson@insight.com	E-mail catherine.eckstein@insight.com
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Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-350-1141